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                                                                    EXHIBIT 6.09

EMPLOYMENT AGREEMENT

This Agreement is made as of the 15th day of March, 1999.

BETWEEN:

SHOWSTAR ENTERTAINMENT CORP., a company
 incorporated under the laws of the State of Colorado and having a place of business at 5407 - 108 Avenue
NE, Kirkland, Washington
(hereinafter called "Showstar")

OF THE FIRST PART

AND:

         DAVID E. Udow, of 335 West 12th Avenue, Vancouver,
B.C. V5Y 1V1
         (hereinafter called "Udow")

OF THE SECOND PART

WHEREAS:

A. Showstar carries on the business of developing e-commerce and internet marketing systems (hereinafter called the "Business");

B. In British Columbia, Showstar operates the Business through its wholly owned Canadian subsidiary, Showstar North Entertainment Inc., at premises located at 80 - 10551 Shellbridge Way, Richmond, British Columbia and other locations;

C. Effective March 15th, 1999, Showstar has employed and wishes to continue to employ Udow in the Business on the terms and conditions hereinafter set out, which terms and conditions are acceptable to Udow;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and provisions herein the parties agree as follows:

1.0      Employment

1.1 Showstar shall employ Udow in the Business to provide the services described herein upon the terms and conditions contained herein.

1.2 Udow accepts such employment and agrees to provide such services in accordance with the terms and conditions contained herein.

2.0      Services of Udow

2.1 Udow shall perform such duties as Showstar may from time to time require relating to his position as Vice President of Internet Marketing and in particular his duties shall include project management and internet marketing.


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2.2 Udow shall devote his full time and attention to the duties described herein and he shall act in the best interests of Showstar.

2.3 During his employment by Showstar, Udow shall not engage in any business which is, or may reasonably be seen to be, in competition with the Business nor which shall interfere with his obligation to devote his full time to the Business.

2.4 Udow shall use his best efforts to serve Showstar in a competent and efficient manner and in accordance with Showstar's contractual and other legal obligations.

3.0 Duration, termination and severance

3.1 The initial term of Udow's employment hereunder shall be from March 15th, 1999 to March 14th, 2004 (hereinafter called the "Initial Term") unless terminated earlier in accordance with the provisions hereof.

3.2 This Agreement may be terminated at the option of Showstar at any time if:

(a) Showstar has just cause to terminate Udow;

(b) Showstar ceases to carry on the Business or is adjudicated a bankrupt or is insolvent or makes an assignment for the benefit of its property; or

(c) Showstar chooses to terminate Udow and apply paragraphs 3.4 or 3.6.

3.3 This Agreement may be terminated at the option of Udow at any time:

(a) Showstar defaults in the performance of any material term hereunder and such default is not remedied as soon as reasonably possible after written notice has been given to Showstar;

(b) Showstar ceases to carry on business;

(c) control of Showstar changes, or

(d) Udow gives Showstar written notice of his intention to terminate his employment, such notice to be for a period of not less than ninety days.

3.4 In the event this Agreement is terminated by Showstar in circumstances in which Showstar does not have just cause (which circumstances include those set out in subparagraph 3.2(b)), in addition to any period of notice which Showstar may give Udow, Showstar shall pay Udow severance pay of to month's pay for each year or part year that Udow has been employed by Showstar since March 15th, 1999.

3.5 Following the Initial Term, Udow's employment by Showstar shall be automatically renewed for another year, and thereafter from year to year, unless either party notifies the other, not less than three months prior to the end of the Initial Term, or thereafter not less than three months prior to the end of each renewal year, that this Agreement shall expire at the end of the Initial Term, or thereafter at the end of any renewal year.

3.6 If this Agreement is continued beyond the Initial Term and is subsequently terminated by Showstar, other than in accordance with paragraph 3.5, in circumstances in which Showstar does not have just cause, Showstar shall give Udow severance pay of two month's pay for every year or part year that Udow has been employed by Showstar since March 15th, 1999.


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3.7 "Severance pay" as used herein shall include both base salary and bonuses
(as provided in paragraph 4.2) and shall be deemed to be compensation for the loss of employment and, accordingly, subject to statutory limitations, eligible at the option of Udow to be received as a retiring allowance.

3.8 The termination of this Agreement shall not excuse either party from performing any obligations arising out of or in connection with the period prior to the termination.

3.9 In the event of the termination of Udow's employment hereunder, his right to exercise share options pursuant to paragraph 4.6 shall terminate in accordance with the terms of the Stock Option Agreement referred to in that paragraph.

4.0       Compensation and benefits

4.1 (a) Commencing June 1st, 1999, Showstar shall pay Udow a base salary of $6,000.00 CDN per month in semi-monthly installments in arrears.

         (b) Upon the completion of Phase I financing or December Ist, 1999, whichever is earlier, and thereafter on the anniversary of this Agreement, the parties shall undertake a review of Udow's performance and of his base salary.

         (c) Udow' s base salary following each review shall not be less than the salary for the preceding period.

4.2 From time to time, but solely at the discretion of Showstar, Udow shall receive bonuses based upon his and Showstar's performance, provided that his entitlement to such bonuses shall be consistent with the entitlement to bonuses of other management employees of Showstar.

4.3 Forthwith upon the execution of this Agreement, Showstar shall issue to Udow, as a signing bonus, 200,000 common shares in the capital stock of Showstar, such shares to be section 144 shares @ $.50 per share, available as of April 11th, 2000.

4.4 Udow shall be entitled to health and other fringe benefits, if any, received by other management employees of Showstar.

4.5 (a) During the Initial Term, Udow shall receive three weeks paid vacation in each twelve month period commencing March 15th of each year at such time or times as the parties shall agree.

    (b) Following the Initial Term, Udow shall receive four weeks paid vacation in each twelve Month period commencing March 15th of each year at such time or times as the parties shall agree.

4.6 Showstar hereby grants to Udow an option to purchase common shares in the capital stock of Showstar in accordance with the Stock Option Agreement made as of March 15th, 1999, a copy of which is attached hereto as Schedule A.

4.7 (a) Udow shall be reimbursed for reasonable expenses incurred by him in the performance of this Agreement, provided that a request for reimbursement of such expenses shall be accompanied by appropriate receipts or other evidence and an expense report approved by the executive of Showstar.


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(b) Approved expenses shall be reimbursed on the 15th of the month following the month in which such expense report is submitted.

5.0      Confidentiality and non-competition

5.1 During the currency of this Agreement, Udow shall not, without the prior written consent of Showstar, directly or indirectly either individually or in partnership or in conjunction with any other person, firm, syndicate, company or corporation, whether as principal, agent or shareholder or in any other manner whatsoever, carry on or be engaged in or concerned with or advise, lend money to, guarantee the debts of or obligations of or permit his name to be used in connection with any other business or enterprise which would place Udow in a position of conflict with his obligations hereunder or prevent or impede him from devoting his best efforts or sufficient time to the performance of his duties hereunder.

5.2 Udow acknowledges that, in the course of his employment by Showstar, he may be given in confidence, or have access to or acquire, knowledge or information which is the valuable, special and unique property of Showstar or of Showstar's suppliers, customers or potential customers or of other persons with whom Showstar has business dealings (hereinafter called, collectively, the "Connected Persons") including, without limiting the generality of the foregoing:

(a) technical information;

(b) financial information concerning Showstar or Connected Persons;

(c) information concerning Showstar's contracts or commitments with, or the contracts or commitments of, Connected Persons;

(d) information concerning past, present or prospective suppliers or customers of Showstar; and

(e) knowledge or information conceived, devised or developed by Showstar; (hereinafter called, collectively, the "Information").

5.3 Udow covenants and agrees that he will:

(a) hold the information in strict confidence and not disclose the information except as required in performance of his duties hereunder or with the prior written consent of Showstar;

(b) make no use of the information except in the performance of his duties hereunder; and

(c) upon termination of this Agreement, deliver to Showstar all written or recorded materials in his possession or under his control containing, or relating to, the information.

5.4 Udow covenants that, following termination of this Agreement for any reason whatsoever, and for a period of three years, he will not make use or avail himself of the Information which was not already in his possession or is in the public domain.

5.5 Udow covenants that, in the event he is terminated with cause or that he terminates this Agreement, he will not, for a period of three years after termination, unless with the prior written consent of Showstar, either individually or in partnership or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as principal, agent, shareholder or in any other manner whatsoever, solicit any persons with whom Showstar had a contractual relationship at the time of termination.


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5.6 Udow acknowledges and agrees that the scope of the covenants contained in paragraphs 5.3 to 5.5 are reasonable and commensurate with the protection of the legitimate interests of Showstar.

5.7 The covenant contained in paragraph 5.3 shall survive the expiry or earlier termination of this Agreement.

6.0     Representations of Udow

6.1      Udow Represents that:

(a) he has not been convicted of any offence under the Criminal Code of Canada,

(b) he has never filed, or caused to filed, a petition under the United States Bankruptcy Code or any comparable Canadian legislation;

(c) he has not knowingly violated, or been found to have violated, any federal, state or Candadian securities laws or regulation; and

(d) he has no business affiliations which would conflict with the obligations he has undertaken by entering into this Agrement.

7.0      Cause and breach

7.1 Where reference is made in this Agreement to termination by Showstar with or without cause, "cause" shall mean cause resulting from actions or inactions of Udow and is limited to the following:

(a) repeated failure or refusal to carry out the reasonable directions of Showstar, provided such directions are consistent with the duties and obligations herein set forth to be performed by Udow;

(b) willful violation of a provincial, state or federal law involving the commission of (i) a crime against Showstar adversely affecting Showstar or (ii) a felony of any kind;

(c) Udow's medically confirmed misuse of alcohol or use of any controlled substance; or

(d) Any material breach by Udow of this Agreement or the falsity of any material representation or warranty of Udow herein not corrected as provided in paragraph 7.3.

7.2 Where reference is made in this Agreement to termination being by Udow with or without cause, "cause" shall mean by any breach of this Agreement by Showstar no corrected as provided in paragraph 7.3.

7.3 Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party pursuant to any provision of this Agreement (including, without limitation, termination hereof), before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the 30-day period following such notice. If such cure is effected within that 30-day period, then any such breach shall not be a basis for the party intending to rely thereon.

8.0       General provisions

8.1 Governing Law. This Agreement shall be governed by and construed in

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accordance with the laws of the State of Washington.

8.2 Dispute resolution Any dispute arising out of, or in connection with, the interpretation or application of this Agreement shall be resolved by a single arbitrator in accordance with the rules of the American Arbitration Society whose decision shall be binding on the parties.

8.3 Entire Agreement. This Agreement supersedes and voids all previous understandings and agreements between the parties with respect to the employment of Udow by Showstar.

8.4 Amendment. This Agreement may only be amended in writing signed by both parties.

8.5 Severability. Should any part of this Agreement be declared invalid, such decision shall not affect the validity of the remaining parts, which remaining parts shall remain in force and effect as if this Agreement had been executed without the invalid part and it is declared that the intention of the parties is that they would have executed the remaining parts of this Agreement without including therein any such part which may be declared invalid.

8.6 Waiver. No waiver by either party of any default in performance on the part of the other party and no waiver by either party of any breach or of a series of breaches of any of the terms, covenants or conditions of this Agreement shall constitute a waiver of any subsequent or continuing breach of such terms, covenants or conditions. The failure of either party hereto to assert any claim in timely fashion for any of his rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not modify, after or restrict any such party's right to assert such claim at any time thereafter.

8.7 Notice.
         (a) Any notice or other communication required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if personally delivered to Udow or, in the case of Showstar, a director.

         (b) Alternatively, any notice or other communication may be delivered by facsimile or e-mail at the facsimile number or e-mail address of the party ordinarily used by that party provided that, if sent in this fashion, such notice shall be deemed to have been received three business days after proof of transmission.

8.8 Non-Assignability. This Agreement may not be assigned or transferred by either party except with the prior written consent of the other party, provided that Udow may assign his interest in this contract to any corporation in which he has, and maintains, a controlling interest defined as not less than 51% of the issued and outstanding voting shares.

8.9 Paragraphs. References herein to paragraph numbers are references to the correspondingly numbered paragraphs of this Agreement.

8.10 Burden and Benefit. This Agreement shall be binding upon, and shall enure to the benefit of, the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF the parties have executed this agreement effective the date first above written.

SIGNED, SEALED AND DELIVERED  )  SHOWSTAR ENTERTAINMENT CORP.
in the presence of:        )
         )
         )
/s/      )   /s/
         )

SIGNED, SEALED AND DELIVERED  )
In the presence of:        )
         )
         )
/s/      /s/
         DAVID E. UDOW

MADE AS OF THE 15TH DAY OF MARCH, 1999

         BETWEEN:

SHOWSTAR ENTERTAINMENT CORP

         AND:

DAVID E. UDOW

EMPLOYMENT AGREEMENT

REMEDIOS & COMPANY
Barristers & Solicitors
101 - 1030 West Georgia Street
Vancouver, B.C. V6E 2Y3

Attention: Terry M. Mullen

Telephone No. 688-9337
TMM/km                     File No. 1361/004